Hudson Pacific Properties Reports Strong Third Quarter 2015 Financial Results

Nearly 680,000 Square Feet Of Leases Executed; Cash Rent Spreads Exceed 40.0%

Los Angeles, CA, November 5, 2015—Hudson Pacific Properties, Inc. (the “Company,” or “Hudson Pacific”) (NYSE: HPP) today announced financial results for the third quarter ended September 30, 2015.

Third Quarter Highlights

•	FFO (excluding specified items) of $63.0 million, or $0.43 per diluted share, compared to $20.8 million, or $0.30 per share, a year ago;

•	Completed new and renewal leases totaling 679,443 square feet, including a new 200,052-square-foot lease at the Company’s under-construction ICON office tower in Hollywood, California;

•	Improved in-service office portfolio leased rate to 89.5% as of September 30, 2015, up from 88.8% as of June 30, 2015;

•	Acquired 405 Mateo, a three-building, 83,285-square-foot redevelopment project in Downtown Los Angeles’ Arts District for $40.0 million (before credits, prorations and closing costs);

•	Sold the 260,183-square-foot Bay Park Plaza office property in Burlingame, California for $90.0 million (before credits, prorations, and closing costs);

•	Declared and paid quarterly dividend of $0.125 per share on common stock; and

•	Declared and paid dividend of $0.52344 per share on 8.375% Series B Cumulative Preferred Stock.

“We had a strong third quarter, which included significant leasing activity throughout our portfolio, and the sale of a non-strategic asset, net proceeds from which were used to repay a portion of our floating rate debt,” said Victor J. Coleman, Hudson Pacific Properties’ Chairman and CEO. “We executed nearly 680,000 square feet of new and renewal leases at cash rent spreads north of 43.0%, including a long-term lease with Netflix for over 60.0% of our ICON office development more than a year before the project is scheduled to be delivered.”

Coleman continued, “Conditions in the real estate and capital markets remain favorable, and we’re moving quickly on all fronts, evaluating acquisitions, dispositions, refinancings and other opportunities to capture additional value for our stockholders.”

Financial Results

Funds From Operations (FFO) (excluding specified items) for the three months ended September 30, 2015 totaled $63.0 million, or $0.43 per diluted share, compared to FFO (excluding specified items) of $20.8 million, or $0.30 per share, a year ago. The specified items for the third quarter of 2015 consisted of an acquisition-related expense reimbursement of $0.1 million, or $0.00 per diluted share. Specified items for the third quarter of 2014 consisted of acquisition-related expenses of $0.2 million, or $0.00 per diluted share, costs associated with a one-year consulting arrangement with a former executive of $0.9 million, or $0.01 per diluted share, and a one-time supplemental net property tax expense for periods prior to the third quarter of 2014 of $1.1 million, or $0.02 per diluted share. FFO, including the specified items, totaled $63.1 million, or $0.43 per diluted share, for the three months ended September 30, 2015, compared to $18.6 million, or $0.27 per share, a year ago.

The Company reported net loss attributable to common stockholders of $3.9 million, or $(0.04) per diluted share, for the three months ended September 30, 2015, compared to net income attributable to common stockholders of $7.6 million, or $0.11 per diluted share, for the three months ended September 30, 2014.

Combined Operating Results For The Three Months Ended September 30, 2015

Total revenue from continuing operations during the third quarter increased 122.4% to $151.6 million from $68.2 million for the same quarter a year ago. Total operating expenses from continuing operations increased 165.4% to $147.4 million from $55.5 million for the same quarter a year ago. As a result, income from operations decreased 67.0% to $4.2 million from $12.6 million for the same quarter a year ago. The primary reasons for the increases in total revenue and total operating expenses are discussed below in connection with the Company’s segment operating results.

Interest expense during the third quarter increased 120.8% to $14.5 million from $6.6 million for the same quarter a year ago. At September 30, 2015, the Company had $2.1 billion of notes payable, compared to $920.9 million at September 30, 2014.

The Company had $8.4 million of gain on sale associated with the disposition of its Bay Park Plaza office property during the third quarter of 2015 compared to $5.5 million of gain on sale associated with the disposition of its Tierrasanta property during the third quarter of 2014.

Segment Operating Results For The Three Months Ended September 30, 2015

Office Properties

Total revenue from continuing operations at the Company’s office properties increased 149.1% to $141.3 million from $56.7 million for the same quarter a year ago. The increase was the result of a $75.2 million increase in rental revenue to $114.7 million, an $8.0 million increase in tenant recoveries to $20.0 million, and a $1.5 million increase in parking and other revenue to $6.6 million. The increase in rental revenue and tenant recoveries was largely the result of the EOP Northern California Portfolio acquisition on April 1, 2015, though revenue associated with leases at the Company’s Element LA and 3401 Exposition Boulevard properties also contributed to this increase. The increase in parking and other revenue was largely the result of higher parking revenues at several of the Company’s same-store office properties.

Office property operating expenses from continuing operations increased 115.0% to $51.5 million from $24.0 million for the same quarter a year ago. The increase was primarily the result of operating expenses associated with the EOP Northern California Portfolio acquired on April 1, 2015.

Net operating income with respect to our 19 same-store office properties for the third quarter increased 9.8% on a cash basis and decreased by 0.3% on a GAAP basis, as free rent associated with non-recurring upfront abatements on several leases expired.

At September 30, 2015, the Company’s stabilized and in-service office portfolio was 94.5% and 89.5% leased, respectively. During the quarter, the Company executed 83 new and renewal leases totaling 679,443 square feet, with 65 of these leases, totaling 411,563 square feet, executed at properties within the EOP Northern California Portfolio.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties decreased 10.5% to $10.2 million from $11.4 million for the same quarter a year ago largely due to a $0.2 million decrease in rental revenue to $6.0 million, a $0.2 million decrease in other revenue to $0.1 million, and a $0.7 million decrease in other property-related revenue to $3.9 million. The decrease in rental revenue stemmed from the Company’s decision to take a stage off-line to facilitate the extension of its lease with KTLA at its Sunset Bronson property, while the decrease in other revenue and other property-related revenue largely resulted from the production hiatus of two television shows, one at the Company’s Sunset Bronson property and the other at its Sunset Gower property. Total media and entertainment operating expenses decreased 15.1% to $6.3 million from $7.4 million for the same quarter a year ago due to the aforementioned decrease in television show production activity.

Same-store media and entertainment net operating income in the third quarter (excluding specified items) decreased by 2.0% on a GAAP basis and by 13.6% on a cash basis.

As of September 30, 2015, the trailing 12-month occupancy for the Company’s media and entertainment portfolio increased to 71.9% from 71.6% for the trailing 12-month period ended September 30, 2014.

Combined Operating Results For The Nine Months Ended September 30, 2015

For the first nine months of 2015, total revenue from continuing operations was $366.2 million, an increase of 97.0% from $185.9 million in the same period the prior year. Total operating expenses from continuing operations were $332.6 million, an increase of 123.5% from $148.8 million in the same period a year ago. As a result, income from operations decreased 9.3% to $33.6 million for the first nine months of 2015, compared to income from operations of $37.0 million for the same period a year ago. Revenues for the first nine months of 2014 included an early lease termination from Fox Interactive Media, Inc. relating to the Company’s 625 Second Street property of $1.6 million (after the write-off of non-cash items), with no comparable activity in the first nine months of 2015. Operating expenses for the nine months of 2014 included a one-time supplemental net property tax expense of $0.8 million resulting from the reassessment of the Company’s San Francisco portfolio, with no comparable activity in the first nine months of 2015. Operating expenses for the nine months of 2014 also included costs of $2.8 million associated with a one-year consulting arrangement with a former executive with no comparable activity for the nine months of 2015. The Company had $43.4 million of acquisition-related expense during the first nine months of 2015, compared to $0.3 million of acquisition-related expense during the first nine months of 2014. Interest expense during the first nine months of 2015 increased 74.5% to $34.1 million from $19.5 million in the same period of 2014. At September 30, 2015, the Company had $2.1 billion of notes payable, compared to $920.9 million at September 30, 2014. The Company had $30.5 million of gain on sale associated with the dispositions of its First Financial and Bay Park Plaza office properties, compared to $5.5 million of gain on sale associated with the disposition of its Tierrasanta property during the first nine months of 2014.

Balance Sheet

At September 30, 2015, the Company had total assets of $6.3 billion, including unrestricted cash and cash equivalents of $46.7 million. At September 30, 2015, the Company had $400.0 million of total capacity under its unsecured revolving credit facility, of which $105.0 million had been drawn. The Company’s $550.0 million five-year term loan and $350.0 million seven-year term loan were each fully drawn. During the quarter, the Company repaid $90.0 million of its two-year term loan, resulting in a $460.0 million balance under that facility as of September 30, 2015. Subsequent to the end of the quarter, the Company repaid an additional $85.0 million of its two-year term loan, resulting in a current $375.0 million balance under that facility.

Acquisitions

Second Los Angeles Arts District Building Purchased

On August 17, 2015, the Company acquired a three-building, 83,285-square-foot redevelopment property in Downtown Los Angeles’ Arts District for $40.0 million (before credits, prorations and closing costs). This off-market transaction was funded with borrowings under the Company’s unsecured revolving credit facility. The property, known as “405 Mateo,” is currently vacant and undergoing design review to determine the optimal program, which will likely consist of creative office, retail and parking. 405 Mateo is located approximately one block from the Company’s recently acquired 4th & Traction property, affording a significant foothold at the center of this in-demand, supply-constrained “micro-market.” The Arts District has become a sought-after alternative to other creative office markets, such as Hollywood and West Los Angeles, in part due to a growing number of higher-end residential projects and retail and nightlife destinations.

Dispositions

EOP Northern California Portfolio Asset Sold

On September 30, 2015, the Company sold its two building, 260,183-square-foot Bay Park Plaza office property in Burlingame, California to Asian private equity firm H&Q Asia Pacific for $90.0 million (before certain credits, prorations and closing costs). The Company acquired the property as part the EOP Northern California Portfolio purchased earlier this year from Blackstone. The sale was the result of an unsolicited offer on a non-strategic asset at a premium to the Company’s purchase price allocation. The Company used transaction proceeds to pay-down a portion of its two-year term facility.

Major Leasing

Netflix Headquarters Lease Signed At ICON

On August 20, 2015, the Company entered into a long-term lease with Netflix, a leading digital content provider, for 200,052 square feet, or 61.2% of its ICON office tower in Hollywood, California. The property is currently under construction and scheduled for completion in late 2016 with Netflix’s lease commencement expected in early 2017. The deal was the largest office lease signed to date in Hollywood in terms of square feet, and affords Netflix the opportunity to leverage the unique combination of office, stage and production space at the Company’s Sunset Bronson property.

Activities Subsequent to September 30, 2015

Element LA Loan Refinanced

On October 9, 2015, the Company refinanced an existing $83.2 million construction loan secured by its Element LA property in West Los Angeles, California, which bore an annual interest rate of LIBOR plus 1.95% and was scheduled to mature on November 1, 2017. The new $168.0 million mortgage loan bears a fixed rate of 4.5930% and is scheduled to mature on November 6, 2025. The Company used $85.0 million of net proceeds from this refinancing to repay a portion of its two-year, floating-rate term loan.

Dividend

Common and Preferred Dividends Paid

The Company’s Board of Directors declared a dividend on its common stock of $0.125 per share and on its 8.375% Series B Cumulative Preferred Stock of $0.52344 per share for the third quarter of 2015. Both dividends were paid on September 30, 2015 to stockholders of record on September 20, 2015.

2015 Outlook

Guidance Increase

The Company is increasing its full-year 2015 FFO guidance from its previously announced range of $1.56 to $1.62 per diluted share (excluding specified items) to a revised range of $1.60 to $1.64 per diluted share (excluding specified items). The guidance reflects the Company’s FFO for the third quarter ended September 30, 2015 of $0.43 per diluted share (excluding specified items), as well as all acquisitions, dispositions, offerings, financings and leasing activity referenced in this press release. As is always the case, the full-year 2015 FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and earnings from events referenced in this release, but otherwise excludes any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity or similar matters. This guidance assumes full-year 2015 weighted average fully diluted common stock/units of 129,575,000. This guidance also assumes that the remaining $375.0 million balance under the Company’s two-year term facility is fully repaid on or around December 15, 2015 with fixed rate financing bearing 4.613% per annum. The Company’s other unhedged, floating rate indebtedness, including the $250.0 million of five-year term financing which remains unhedged, is assumed to remain at its current floating rate of interest through the remainder of this calendar year.

Supplemental Information

Supplemental financial information regarding the Company’s third quarter 2015 results may be found in the Investor Relations section of the Company’s Website at investors.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will hold a conference call to discuss third quarter 2015 financial results at 1:30 p.m. PT / 4:30 p.m. ET on November 5, 2015. To participate in the call by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time to allow time for registration. International callers should dial (201) 689-8560. The call will also be broadcast live over the Internet and can be accessed via the Investor Relations section of Hudson Pacific’s Website at investors.hudsonpacificproperties.com, where a replay of the call will be available for 90 days. A replay will also be available beginning November 5, at 4:30 p.m. PT / 7:30 p.m. ET, through November 12, at 8:59 p.m. PT / 11:59 p.m. ET, by dialing (877) 870-5176 and entering the passcode 13621374. International callers should dial (858) 384-5517 and enter the same passcode.

Use of Non-GAAP Information

The Company calculates funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. The Company uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties is a vertically integrated real estate company focused on acquiring, repositioning, developing and operating high-quality office and state-of-the-art media and entertainment properties in select West Coast markets. Hudson Pacific invests across the risk-return spectrum, favoring opportunities where it can employ leasing, capital investment and management expertise to create additional value. Founded in 2006 as Hudson Capital, the Company went public in 2010, electing to be taxed as a real estate investment trust. Through the years, Hudson Pacific has strategically assembled a portfolio totaling approximately 17.3 million square feet, including land for development, in high-growth, high-barrier-to-entry submarkets throughout Northern and Southern California and the Pacific Northwest. The Company is a leading provider of design-forward, next-generation workspaces for a variety of tenants, with a focus on Fortune 500 and industry-leading growth companies, many in the technology, media and entertainment sectors. As a long-term owner, Hudson Pacific prioritizes tenant satisfaction and retention, providing highly-customized build-outs and working proactively to accommodate tenants’ growth. Hudson Pacific trades as a component of the Russell 2000® and the Russell 3000® indices. For more information visit hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission, or SEC, on March 2, 2015, as amended, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor/Media Contacts:
Hudson Pacific Properties, Inc.
Laura Campbell
Director, Investor Relations
(310) 445-5700
lcampbell@hudsonppi.com
or
Greg Berardi
Blue Marlin Partners
(415) 239-7826
greg@bluemarlinpartners.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (In thousands, except share data)

	September 30, 2015	December 31, 2014
ASSETS	(Unaudited)	(Audited)
REAL ESTATE ASSETS
Land	$1,373,794	$620,805
Building and improvements	4,071,345	1,284,602
Tenant improvements	280,079	116,317
Furniture and fixtures	9,653	13,721
Property under development	174,928	135,850
Total real estate held for investment	5,909,799	2,171,295
Accumulated depreciation and amortization	(228,828)	(134,657)
Investment in real estate, net	5,680,971	2,036,638
Cash and cash equivalents	46,668	17,753
Restricted cash	18,606	14,244
Accounts receivable, net	17,309	16,247
Notes receivable	28,580	28,268
Straight-line rent receivables	56,069	33,006
Deferred leasing costs and lease intangibles, net	353,080	102,023
Deferred finance costs, net	22,861	8,723
Interest rate contracts	—	3
Goodwill	8,754	8,754
Prepaid expenses and other assets	21,611	6,692
Assets associated with real estate held for sale	—	68,534
TOTAL ASSETS	$6,254,509	$2,340,885
LIABILITIES AND EQUITY
Notes payable	$2,088,335	$918,059
Accounts payable and accrued liabilities	90,096	36,844
Lease intangible liabilities, net	114,485	40,969
Security deposits	21,839	6,257
Prepaid rent	19,650	8,600
Interest rate contracts	8,614	1,750
Liabilities associated with real estate held for sale	357	43,214
TOTAL LIABILITIES	2,343,376	1,055,693
6.25% series A cumulative redeemable preferred units of the Operating Partnership	10,177	10,177
EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 authorized; 8.375% series B cumulative redeemable preferred stock, $25.00 liquidation preference, 5,800,000 shares outstanding at September 30, 2015 and December 31, 2014, respectively	145,000	145,000
Common stock, $0.01 par value, 490,000,000 authorized, 89,079,569 shares and 66,797,816 shares outstanding at September 30, 2015 and December 31, 2014, respectively	891	668
Additional paid-in capital	1,730,004	1,070,833
Accumulated other comprehensive loss	(6,531)	(2,443)
Accumulated deficit	(44,592)	(34,884)
Total Hudson Pacific Properties, Inc. stockholders’ equity	1,824,772	1,179,174
Non-controlling interest—members in consolidated entities	263,707	42,990
Non-controlling common units in the Operating Partnership	1,812,477	52,851
TOTAL EQUITY	3,900,956	1,275,015
TOTAL LIABILITIES AND EQUITY	$6,254,509	$2,340,885

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Office
Rental	$114,693	$39,503	$276,321	$115,418
Tenant recoveries	20,036	12,084	43,890	23,643
Parking and other	6,601	5,140	17,612	16,632
Total office revenues	141,330	56,727	337,823	155,693

Media & entertainment
Rental	6,041	6,239	16,902	17,646
Tenant recoveries	212	267	705	971
Other property-related revenue	3,860	4,583	10,525	11,028
Other	113	339	244	542
Total media & entertainment revenues	10,226	11,428	28,376	30,187

Total revenues	151,556	68,155	366,199	185,880

Operating expenses
Office operating expenses	51,538	23,969	115,364	58,469
Media & entertainment operating expenses	6,280	7,401	17,354	19,244
General and administrative	9,378	6,802	28,951	19,157
Depreciation and amortization	80,195	17,361	170,945	51,973
Total operating expenses	147,391	55,533	332,614	148,843

Income from operations	4,165	12,622	33,585	37,037

Other (income) expense
Interest expense	14,461	6,550	34,067	19,519
Interest income	(17)	(1)	(118)	(21)
Acquisition-related (expense reimbursements) expenses	(83)	214	43,442	319
Other expense (income)	3	(56)	2	(43)
	14,364	6,707	77,393	19,774
(Loss) income from continuing operations before gain on sale of real estate	(10,199)	5,915	(43,808)	17,263
Gain on sale of real estate	8,371	5,538	30,471	5,538
(Loss) income from continuing operations	(1,828)	11,453	(13,337)	22,801

Loss from discontinued operations	—	(38)	—	(164)
Net loss from discontinued operations	—	(38)	—	(164)
Net (loss) income	$(1,828)	$11,415	$(13,337)	$22,637

Net income attributable to preferred stock and units	(3,195)	(3,195)	(9,585)	(9,590)
Net income attributable to restricted shares	(79)	(68)	(229)	(206)
Net income attributable to non-controlling interest in consolidated entities	(1,273)	(259)	(4,668)	(155)
Net loss (income) attributable to common units in the Operating Partnership	2,470	(273)	17,872	(441)
Net (loss) income attributable to Hudson Pacific Properties, Inc. common stockholders	$(3,905)	$7,620	$(9,947)	$12,245
Basic and diluted per share amounts:
Net (loss) income from continuing operations attributable to common stockholders	$(0.04)	$0.11	$(0.12)	$0.19
Net (loss) income attributable to common stockholders’ per share—basic and diluted	$(0.04)	$0.11	$(0.12)	$0.19
Weighted average shares of common stock outstanding—basic and diluted	88,984,236	66,506,179	84,894,863	65,549,741
Dividends declared per share of common stock	$0.125	$0.125	$0.375	$0.375

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Reconciliation of net loss to Funds From Operations (FFO):
Net (loss) income	$(1,828)	$11,415	$(13,337)	$22,637
Adjustments:
Depreciation and amortization of real estate assets	79,940	17,342	170,306	51,845
Gain on sale of real estate	(8,371)	(5,538)	(30,471)	(5,538)
FFO attributable to non-controlling interests	(3,494)	(1,396)	(10,520)	(4,009)
Net income attributable to preferred stock and units	(3,195)	(3,195)	(9,585)	(9,590)
FFO to common stockholders and unit holders	$63,052	$18,628	$106,393	$55,345
Specified items impacting FFO:
Acquisition-related (expense reimbursements) expenses	$(83)	$214	$43,442	$319
Consulting fee to former executive	—	890	—	2,836
Supplemental net property tax expense	—	1,072	—	809
Lease termination revenue	—	—	—	(1,687)
Lease termination non-cash write-off	—	—	—	77
FFO (excluding specified items) to common stockholders and unit holders	$62,969	$20,804	$149,835	$57,699

Weighted average common stock/units outstanding— diluted	145,902	69,126	124,052	67,933
FFO per common stock/unit—diluted	$0.43	$0.27	$0.86	$0.81
FFO (excluding specified items) per common stock/unit—diluted	$0.43	$0.30	$1.21	$0.85